July 8, 2026

Anya Hamill
[address redacted]

Re: Offer of Employment

Dear Anya,

On behalf of the dogs of BARK, it is my pleasure to extend to you this offer letter for employment at Barkbox, Inc. (“BARK”) as our Chief Financial Officer. This offer is contingent on your satisfactory completion of certain requirements, as more fully explained in this letter. If you meet all of the pre-conditions for this offer and choose to accept this offer in writing below, your employment with BARK would initially commence under the following terms:

Position: You are being hired as a full-time, exempt employee with the job title of Chief Financial Officer. This is a fully remote position; occasional travel to our offices at 20 Jay St., Ste. 940, Brooklyn, NY 11201, or other locations, may be required for key meetings and company events. You will report to our Chief Executive Officer ("CEO") Matt Meeker.

Start Date: Your first day of employment with BARK will be September 8, 2026 (“Start Date”).

Compensation: You will be paid in bi-weekly installments of $17,307 which are equivalent to $450,000 on an annual basis, payable in accordance with BARK’s standard payroll practices and subject to all withholdings and deductions as required by law. The salary may be prorated for unpaid time taken off, including for unpaid vacation or a personal leave of absence in full-day increments. Your salary will not be based on an hourly rate and is intended to compensate you for all hours worked regardless of the number of hours or days you work in a week or month. Your position is intended to be exempt from overtime, as you are expected to spend the majority of your time performing duties that qualify under applicable law as exempt managerial, executive or administrative duties.

At-Will Employment: Your employment is at-will and may be terminated at any time by either you or BARK, with or without cause, for any reason or no reason, and with or without advance notice. Your at-will status can only be modified in an express writing signed by both you and an officer of BARK. By your signature on this letter, you acknowledge, understand and agree that your employment relationship with BARK is at-will. BARK may prospectively modify your job title, duties, compensation, and benefits from time to time as it deems necessary, in its sole discretion.

Bonuses:

Cash Sign On Bonus: We are pleased to offer you a sign-on bonus of $100,000, 50% of which will be paid on the first regularly scheduled pay date after your Start Date and the remainder of which will be paid on the first regularly scheduled pay date of the following quarter. The sign-on bonus is taxable, and all regular payroll taxes will be withheld. You must be employed on the date the bonus is paid to be eligible for such bonus payment. If you voluntarily resign your employment with BARK within twelve (12) months of your Start Date, you will be required to repay BARK the full amount of the sign-on bonus actually paid prior to your resignation date. In the event that you voluntarily resign for Good Reason, no repayment will be required.

Annual Bonus Opportunity: In addition, you will be eligible to be considered for an incentive bonus for each fiscal year. The bonus (if any) will be awarded based on objective or subjective criteria established by our CEO and approved by the Compensation Committee. You must still be employed by BARK at the time the bonus is paid. Your bonus opportunity shall be 75% of your annual salary if target performance measures are achieved (subject to approval by the Compensation Committee), payable 50% in cash and 50% in BARK equity. For the initial year of your employment with BARK, you will receive a guaranteed minimum annual bonus payment equal to nine (9) months of your target bonus payout for the 2027 fiscal year, payable 75% in cash and 25% in BARK equity.

New Hire Equity Grant: Subject to the approval of the Compensation Committee, you will be granted (i) an award of 37,500 RSUs and (ii) an option to purchase 37,500 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Options”). The RSUs and Options shall be subject to the terms and conditions of the Plan and the applicable RSU Award Agreement and Option Award Agreement. You will vest in 25% of each of the RSUs and Options on the first anniversary of your vesting commencement date, which is the 10th day of the month in which you are hired, with the balance of the RSUs and Options vesting in substantially equal quarterly installments over the next 12 quarters of continuous employment, as described in the Plan and in the respective RSU Award Agreement and Option Award Agreement.

Benefits: If this offer is accepted, you may be eligible to participate in any benefit plans and programs in effect from time to time, including group medical, dental and vision insurance, life/disability insurance, 401(k), the Employee Stock Purchase Plan, and pet insurance as are made available to other similarly situated employees of BARK, in accordance with and subject to the eligibility and other provisions of such plans and programs. BARK reserves the right to eliminate or modify any of its benefits at any time. Information about these benefits, including costs, qualifications and limitations, will be available on Workday’s on-line self-service portal.

TAX MATTERS

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.

Section 409A. It is intended that payments under this offer letter satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). For purposes of Section 409A of the Code, each salary continuation payment under Section 9(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from employment with BARK (the “Separation”), then (i) the salary continuation payments under Section 9(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

SATISFACTORY PERFORMANCE AND ADHERENCE TO BARK POLICIES

Should you accept this offer, your at-will employment will require both satisfactory job performance and compliance with existing and future BARK policies.

CONDITIONS OF OFFER

This offer of employment, even if you accept it, and your commencement of employment are contingent upon:

Full compliance with the Immigration Reform and Control Act of 1986, which requires new employees to provide documentation/identification to establish both their identity and work authorization within three (3) days of your hire date;

Satisfactory responses to a background check, credit check (if applicable) & references check; and

Your execution of the Proprietary Information and Inventions Assignment Agreement enclosed with this offer letter.

AGREEMENTS WITH FORMER EMPLOYERS

By signing this offer letter, you represent that you are not a party to any agreement that may restrict you from engaging in any activity you may be required to perform in connection with your BARK duties; and you have returned or destroyed any paper or electronic documents or files in your possession that to your knowledge contain a former employer’s or other third party’s confidential, proprietary and/or trade secret information you have a duty to not disclose. You further represent that you will not disclose or use any confidential, proprietary and/or trade secret information of a former employer or third party for BARK’s benefit, without first obtaining the written consent of the owner of that information.

OTHER TERMS AND CONDITIONS

By signing this offer letter, you hereby confirm that all of the information in your resume provided to BARK or stated in any interview with a BARK representative or employee together with all documents completed in connection with your employment are true, accurate and complete. You understand that if any information you provided to BARK is found to be false or incomplete in any respect, your employment with BARK may be subject to termination.

This offer letter, together with the Proprietary Information and Invention Assignments Agreement attached hereto as Exhibit A (the “PIIA”), sets forth the terms of your employment with BARK and supersedes any prior representations or agreements, whether written or oral. However, this offer letter, even if signed by you, is not and shall not constitute a contract or be construed as creating any express or implied contractual obligations. The terms of your employment, including your at-will employment status, may not be modified or amended except by express written agreement signed by both you and the CEO. This offer letter will terminate if it is not accepted, signed and returned by July 22, 2026.

If you have any questions about this offer letter or the PIIA, please let me know. Otherwise, please sign this offer letter and the PIIA via DocuSign.

All of us are excited at the prospect of welcoming you to the BARK team and making more dogs happy. If you have any questions about the above details, please let us know.

Sincerely,

By: /s/ Christina Donnelly
Name: Christina Donnelly
Title: Chief People Officer

Agreed to and accepted:

Candidate Name: Anya Hamill

/s/ Anya Hamill

Date: July 9, 2026